Exhibit 4.2

AMERICAN INTERNATIONAL GROUP, INC.

First Supplemental

Indenture

Dated as of August 23, 2012

(Supplemental to Subordinated Debt Indenture Dated as of August 23, 2012)

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of August 23, 2012 (the “First Supplemental Indenture”), between American International Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to The Bank of New York Mellon, as trustee, a Subordinated Debt Indenture, dated as of August 23, 2012 (the “Base Indenture”) (the Base Indenture, as the same may be amended or supplemented from time to time, including by this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured subordinated debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series;

WHEREAS, Section 901 of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of a series of Securities;

WHEREAS, Sections 201, 301 and 901 of the Base Indenture permit the form of Securities of a series of Securities to be established pursuant to an indenture supplemental to the Base Indenture;

WHEREAS, Section 301 of the Base Indenture permits the terms of any series of Securities to be established pursuant to an indenture supplemental to the Base Indenture;

WHEREAS, the Company has authorized the issuance of $250,000,000 in aggregate principal amount of its 2.375% Subordinated Notes Due 2015 (the “Notes”);

WHEREAS, the Notes will be established as a series of Securities under the Indenture;

WHEREAS, pursuant to resolutions of the Finance Committee of the Board of Directors of the Company adopted at a meeting duly called on October 12, 2011, the Company has duly authorized the execution and delivery of this First Supplemental Indenture to establish the form and terms of the Notes;

WHEREAS, the Company has issued the eight series of Junior Subordinated Debentures referred to in Schedule I and entered into the Replacement Capital Covenants in connection with each such series set forth in Schedule I (each, a “Replacement Capital Covenant”);

WHEREAS, the Company desires to amend certain provisions of each Replacement Capital Covenant pursuant to Section 4(b) thereof and establish a record date for such purposes pursuant to Section 4(c) thereof;

WHEREAS, pursuant to each Replacement Capital Covenant, effective the date hereof, the Notes (as defined below) issued hereunder shall automatically become the Covered Debt (as defined in the Replacement Capital Covenants);

and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement according to its terms have been done;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1	Relation to Base Indenture

This First Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this First Supplemental Indenture, shall apply to the Notes) in respect of the Notes, and shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or affects in any manner the terms and conditions of the Securities of any other series.

Section 1.2	Definitions

For all purposes of this First Supplemental Indenture, the capitalized terms used herein (i) which are defined in the recitals or introductory paragraph hereof have the respective meanings assigned thereto in the applicable provision of the recitals and introductory paragraph and (ii) which are defined in the Base Indenture (and which are not defined in the recitals or introductory paragraph hereof) have the respective meanings assigned thereto in the Base Indenture, in each case unless otherwise specified. For all purposes of this First Supplemental Indenture:

(a) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture; and

(b) The terms “herein”, “hereof”, and “hereunder” and words of similar import refer to this First Supplemental Indenture.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1	Forms of Notes Generally

The Notes shall be in substantially the forms set forth in this Article with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary thereto, or as may, consistent with the Base Indenture and this First Supplemental Indenture, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

The Trustee’s certificate of authentication shall be in substantially the form set forth in Section 2.4.

The Notes shall be issued initially in the form of the Global Notes, registered in the name of the Depositary or its nominee and deposited with the Trustee, as custodian for the Depositary, for credit by the Depositary to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). Each such Global Note will constitute a single Security for all purposes of the Indenture.

Section 2.2	Form of Face of the Notes

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO AMERICAN INTERNATIONAL GROUP, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CEDE & CO. (AND ANY PAYMENT IS MADE TO CEDE &

CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN INTERNATIONAL GROUP, INC.

2.375% SUBORDINATED NOTES DUE 2015

No. 1

CUSIP No.: 026874 CV7

AMERICAN INTERNATIONAL GROUP, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of                             Dollars ($        ) on August 24, 2015 and to pay interest thereon from August 23, 2012 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semiannually in arrears on each February 24 and August 24 (each such date, an “Interest Payment Date”), commencing on February 24, 2013 at the rate of 2.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 9 or August 9 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

In the event that an Interest Payment Date is not a Business Day, the Company shall pay interest on the next succeeding Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Stated Maturity or earlier Redemption Date falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect as if made on the Stated Maturity or earlier Redemption Date, provided that no interest shall accrue for the period from and after such Stated Maturity or earlier Redemption Date.

Payment of the principal of and premium, if any, and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

[SEAL]

Attest:

Section 2.3	Form of Reverse of the Notes

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), designated as its 2.375% Subordinated Notes Due 2015, issued and to be issued in one or more series under an Indenture, dated as of August 23, 2012, as supplemented by the First Supplemental Indenture, dated as of August 23, 2012 (as so supplemented, the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee

(herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

The Notes of this series are subject to redemption at any time, in whole or in part, at the election of the Company, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to the greater of (i) 100% of the principal amount, together with accrued and unpaid interest to, but excluding, the Redemption Date, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 30 basis points, plus accrued and unpaid interest to, but excluding, the Redemption Date.

The definitions of certain terms used in the paragraph above are listed below.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Quotation Agent” means AIG Markets, Inc. or any other firm appointed by the Company, acting as quotation agent for the Notes. Any successor or substitute Quotation Agent may be an Affiliate of the Company.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. and its successors; provided, however, that if any of them ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Quotation Agent after consultation with the Company.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. on the third Business Day preceding such Redemption Date.

In the event of redemption of the Notes in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Notes of this series do not have the benefit of any sinking fund obligation.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or Guaranteed, and waives reliance by each such holder of Senior Debt upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this

Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed herein.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and premium, if any, or interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in fully registered form without coupons in denominations of $2,000 and any multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

Section 2.4	Form of Trustee’s Certificate of Authentication of the Notes

The Trustee’s certificates of authentication shall be in substantially the following form:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
As Trustee

By:
Authorized Signatory

Section 2.5	Title and Terms

Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Notes shall be known and designated as the “2.375% Subordinated Notes Due 2015.”

(b) Aggregate Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under this First Supplemental Indenture is initially limited to $250,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes issued pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture. The Company may, without the consent of the Holders of the Notes, issue additional notes having the same ranking, interest rate, Stated Maturity, CUSIP and ISIN numbers and terms as to status, redemption or otherwise as the Notes, in which event such notes and the Notes shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions.

(c) Interest and Maturity. The Stated Maturity of the Notes shall be August 24, 2015 and the Notes shall bear interest and have such other terms as are described in the form of Note set forth in Sections 2.2 and 2.3 of this First Supplemental Indenture.

(d) Redemption. The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision, or at the option of a Holder thereof. The Notes shall be redeemable at the election of the Company from time to time, in whole or in part, at the times and at the prices specified in the form of Note set forth in Section 2.3 of this First Supplemental Indenture. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than

60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Security Register.

(e) Defeasance. The Notes shall be subject to the defeasance and discharge provisions of Section 1302 of the Base Indenture and the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Base Indenture.

(f) Denominations. The Notes shall be issuable only in fully registered form without coupons and only in denominations of $2,000 and multiples of $1,000 in excess thereof.

(g) Authentication and Delivery. The Notes shall be executed, authenticated, delivered and dated in accordance with Section 303 of the Base Indenture.

(h) Depositary. With respect to Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Depositary shall be The Depository Trust Company, for so long as it shall be a clearing agency registered under the Exchange Act, or such successor (which shall be a clearing agency registered under the Exchange Act) as the Company shall designate from time to time in an Officers’ Certificate delivered to the Trustee.

Section 2.6	Exchanges of Global Note for Non-Global Note

Notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable or no longer permitted under applicable law to continue as Depositary for such Global Note and the Company does not appoint another institution to act as Depositary within 90 days, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note, or (C) the Company so directs the Trustee by a Company Order.

ARTICLE THREE

AMENDMENT TO THE REPLACEMENT CAPITAL COVENANTS

Section 3.1	Covered Debt; Record Date

Pursuant to Section 4(c) of each Replacement Capital Covenant, the Company hereby establishes August 23, 2012 as the record date to determine the Holders (as defined in each Replacement Capital Covenant) of the then-effective series of Covered Debt (as defined in each Replacement Capital Covenant), which will be, as of that date, the Notes, for purposes of consenting to amendments to certain provisions of each Replacement Capital Covenant as provided in this Article Three.

Section 3.2	Amendment to the Replacement Capital Covenants

Subject to Section 3.4, each and every Holder (as defined in the Base Indenture) of the Notes as of August 23, 2012, in such capacity as a Holder (as defined in each Replacement Capital Covenant) of the Covered Debt, irrevocably consents to the following amendments to each Replacement Capital Covenant:

(a) Section 2 and Section 3 of such Replacement Capital Covenant are hereby deleted in their entirety.

(b) Section 4(a) of such Replacement Capital Covenant is hereby amended by replacing clause (i) and (iii) with the following:

“(i) the date determined by the Corporation following the maturity or earlier redemption, repayment or repurchase of all the outstanding Covered Debt or”

“(iii) the date on which there is no series of Covered Debt outstanding”

and by deleting the last sentence of such Section 4(a).

(c) Section 4(b) of such Replacement Capital Covenant is hereby amended by replacing clause (iii) with the following:

“(iii) there is no series of Covered Debt outstanding”.

(d) Section 5(b) of such Replacement Capital Covenant is hereby amended by deleting the following text:

“and, if such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt”.

(e) Schedule I to such Replacement Capital Covenant is hereby amended by replacing the definition of “Covered Debt” with the following:

“‘Covered Debt’ means the Corporation’s 2.375% Subordinated Notes due 2015, which have CUSIP No. 026874CV7.”

Section 3.3	Effectiveness of the Amendments

The amendments to each Replacement Capital Covenant described in Section 3.2 above shall be effective immediately after the Notes become the “Covered Debt” for purposes of each Replacement Capital Covenant and no further action of the Holders (as defined in the relevant Replacement Capital Covenant) shall be required to effectuate such amendments.

Section 3.4	Representations and Agreements

By purchasing the Notes, each Holder and each purchaser of the Notes shall be deemed to have represented, warranted and agreed to and with the Company, in each case, as applicable, for itself and its successors, transferees and assigns, that in the event that the Notes become the applicable Covered Debt as defined in and for purposes of a Replacement Capital Covenant, each such Holder and purchaser (i) waives any reliance on any covenant, promise or agreement (whether express or implied) set forth in such Replacement Capital Covenant prior to such amendments, and (ii) shall not take or attempt to take any action to enforce any such covenant, promise or agreement set forth such Replacement Capital Covenant prior to such amendments. Upon transfer of the Notes, subsequent transferees shall be deemed to have made the foregoing representations, warranties and agreements, in each case, as applicable.

ARTICLE FOUR

MISCELLANEOUS

Section 4.1	Relationship to Base Indenture

This First Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 4.2	Modification of the Base Indenture

Except as expressly modified by this First Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 4.3	Governing Law

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.4	Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.5	Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture other than its certificates of authentication.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ Brian T. Schreiber
Name: Brian T. Schreiber
Title: Executive Vice President and Treasurer

Attest:

/s/ Christopher Chorengel

THE BANK OF NEW YORK MELLON,
as Trustee

By	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

SCHEDULE I

Replacement Capital Covenant, dated as of March 13, 2007, in connection with the Company’s 6.25% Series A-1 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of March 15, 2007, in connection with the 5.75% Company’s Series A-2 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of March 15, 2007, in connection with the 4.875% Company’s Series A-3 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of June 7, 2007, in connection with the Company’s 6.45% Series A-4 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of December 18, 2007, in connection with the Company’s 7.70% Series A-5 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of May 20, 2008, in connection with the Company’s 8.175% Series A-6 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of May 22, 2008, in connection with the Company’s 8.000% Series A-7 Junior Subordinated Debentures.

Replacement Capital Covenant, dated as of May 22, 2008, in connection with the Company’s 8.625% Series A-8 Junior Subordinated Debentures.